Exhibit 10.1
IDM PHARMA, INC.
2009 TRANSACTION BONUS PLAN, AS AMENDED
The Board of Directors (the “Board”) of IDM Pharma, Inc., a Delaware corporation (the “Company”), adopted resolutions at a meeting held on December 18, 2008, approving payment of a cash bonus to certain non-executive employees and executive officers as summarized below (as amended, the “Plan”). The Plan was amended by the Board at a meeting held on May 17, 2009 and the following is a summary of the Plan, as amended.
1. Purpose of the Plan. The Company considers it essential to the operation of the Company that certain of its employees be encouraged to remain employed by the Company while the Company attempts to effect a sale of the Company or substantially all of its assets. The Plan is meant to supplement and work in conjunction with (and, except as provided herein, not to replace) the Company’s other incentive programs, such as its option plans, severance arrangements and other benefits plans, in order to achieve the foregoing purposes.
2. Terms of the Plan.
A.	Upon the closing of a Change of Control of the Company (as defined below) on or prior to August 31, 2009, a lump sum cash bonus payment less standard deductions and withholding, will be payable to such specified employee, including certain executive officers, as noted in the column in the table below labeled “Transaction Bonus,” who are employees of the Company immediately prior to the closing of such Change of Control. This cash payment would be in addition to any payment to which the specified employee may be entitled under his employment agreement or any other retention plan of the Company in connection with a similar event.

B.	The term “Change of Control” under this Plan shall mean the first occurrence of any of the following: (i) a merger or consolidation of the Company (A) after which the Company’s stockholders immediately prior to the merger or consolidation do not have beneficial ownership of at least 50% of the outstanding voting securities of the new or continuing entity or its parent entity or (B) following a tender offer in which a majority of the outstanding voting securities of the Company were sold, exchanged or otherwise disposed of by the Company’s stockholders in a single or series of related transactions; (ii) a transaction to which the Company is a party and in which a majority of the outstanding shares of the Company’s capital stock are sold, exchanged or otherwise disposed of, after which the Company’s stockholders immediately prior to such transaction do not have beneficial ownership of at least 50% of the outstanding voting securities of the Company or of the entity for which shares of the Company’s capital stock were exchanged; or (iii) a transaction or series of related transactions in which the Company sells, licenses or otherwise transfers for value all or substantially all of its assets, in order to effect a sale of the Company’s business as a going concern, to a single purchaser or group of associated purchasers. As defined herein, the term Change of Control shall not include any transaction effected exclusively for the purpose of changing the domicile of the Company.

1.

C.	Employee Bonuses

Executive Officers	Transaction Bonus
Name	Dollars
Timothy P. Walbert	$300,000
President and Chief Executive Officer
Robert J. De Vaere	$225,000
Senior Vice President, Finance & Administration and Chief Financial Officer
Jeffrey W. Sherman	$100,000
Senior Vice President, Research & Development and Chief Medical Officer
Timothy C. Melkus	$75,000
Senior Vice President, Business Development and Operations
Non-Executive Officer Employee	$35,000
Total:	$735,000

2.